UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

May 21, 2020

(Date of earliest event reported)

EVI Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-14757 (Commission File Number)	11-2014231 (IRS Employer Identification No.)
4500 Biscayne Blvd., Suite 340 Miami, Florida (Address of principal executive offices)		33137 (Zip Code)

(305) 402-9300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.025 par value	EVI	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 21, 2020, EVI Industries, Inc. (the “Company”) and certain of its subsidiaries received loans totaling approximately $6.9 million in principal amount (collectively, the “PPP Loans,” and each loan, a “PPP Loan”) from Fifth Third Bank, N.A. (the “Lender”) under the Paycheck Protection Program (“PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The subsidiaries of the Company which received PPP Loans are AAdvantage Laundry Systems, Inc., Industrial Laundry Services, Inc., Martin Ray Laundry Systems, Inc., PAC Industries, Inc., Steiner-Atlantic Corp., Scott Equipment, Inc., Skyline Equipment, Inc., Tri-State Technical Services, Inc., Washington Automated LLC, Western State Design, Inc., and Worldwide Laundry, Inc. (collectively with the Company, the “Borrowers”).

Each PPP Loan is evidenced by a promissory note dated May 21, 2020 (each, a “Promissory Note”) issued by the applicable Borrower to the Lender. The term of each PPP Loan is two years. The interest rate on each PPP Loan is 1.00%, which will be deferred for the first six months of the term of the PPP Loan. Pursuant to the terms of the CARES Act, the proceeds of each PPP Loan may be used for payroll costs, rent or utility costs. The Promissory Note evidencing each PPP Loan is in the Lender’s standard form for loans made by it under the PPP and contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties or other provisions of the Promissory Note. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the applicable PPP Loan, collection of all other amounts owing from the respective Borrower and filing suit and obtaining judgment against the respective Borrower. Each PPP Loan may be prepaid in whole or in part at any time without penalty.

Under the terms of the CARES Act, each Borrower can apply for and be granted forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds in accordance with the terms of the CARES Act, as described above, during the 8-week period after loan origination and the maintenance or achievement of certain employee levels. Any forgiveness of a PPP Loan will be subject to approval by the Lender and the U.S. Small Business Administration, which is administering the PPP under the CARES Act. While the Company expects that the PPP Loans will be used for qualifying expenses and that application will be made for forgiveness of the PPP Loans in accordance with the terms of the CARES Act (and such use and application is required by the Consent described below), no assurance is provided that any or all of the PPP Loans will be forgiven in whole or in part.

In connection with the receipt of the PPP Loans, the Company received the consent (the “Consent”) of Bank of America, N.A., U.S. Bank National Association, and Fifth Third Bank pursuant to the Company’s previously disclosed Credit Agreement dated November 2, 2018 (the “Credit Agreement”). The Consent also temporarily modifies the consolidated leverage ratio required to be maintained pursuant to the Credit Agreement and excludes the PPP Loans for purposes of calculating the consolidated leverage ratio for use in determining the applicable rate of interest under the Credit Agreement. In addition, the Consent contains certain representations, warranties and agreements of the Company, including, without limitation, to use the proceeds of the PPP Loan only for permitted expenses under the CARES Act, to apply for forgiveness of the PPP Loans within 30 days after the last day of the eight-week period following loan origination (or such later date as permitted by the CARES Act), and to maintain all records required to be submitted in connection with the forgiveness of the PPP Loans. The breach of any such representations, warranties or agreements will constitute a default under the Credit Agreement, subject to any applicable cure periods or provisions thereof.

Reference is made to the risk factors and cautionary note regarding forward looking statements, including the risks and uncertainties with respect thereto, related to the PPP Loans set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission on May 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVI INDUSTRIES, INC.

Dated: May 22, 2020	By:	/s/ Robert H. Lazar
Robert H. Lazar
Chief Financial Officer